Exhibit 99.1

HealthWarehouse.com Reports 82% Quarter-Over-Quarter
Revenue Growth in the First Quarter 2011

Prescriptions Filled Increase 215% Quarter-Over-Quarter

CINCINNATI, May 24, 2011 -- HealthWarehouse.com, Inc. (OTC: HEWA) a leading VIPPS accredited retail mail-order pharmacy, today announced its financial results for the first quarter ended March 31, 2011.

In the first quarter of 2011, the Company’s quarterly net sales increased $1,031,003 to $2,284,552, up 82% compared to the same period in 2010. This growth was driven by strength in its prescription business and the acquisition of the online division of Hocks Pharmacy.  Prescriptions filled increased from 10,308 to 32,472, up 215% compared to the same period in 2010.

Selling, general and administrative expenses (SG&A) increased by $1,054,880 in the first quarter of 2011 compared to the same period in 2010.  Net loss in the first quarter of 2011  increased to $1,071,279, as compared with a net loss of $318,906 for the same period in 2010. The increase in SG&A expenses and net loss was due primarily to the expansion of resources to handle growth of the Company’s prescription sales.

“We are pleased by the progress we are making in the growth of our business,” said Lalit Dhadphale, President and CEO of HealthWarehouse.com. “We continue to execute well in our fast growing market by taking share, offering superior customer service and expanding our sales channels.”

About HealthWarehouse.com, Inc.

HealthWarehouse.com, Inc. (OTC: HEWA) is a trusted VIPPS accredited retail mail-order pharmacy based in Cincinnati, Ohio.  HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 & 2010 winner of the BizRate Circle of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in all 50 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com